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EXHIBIT 10.4

                                   AGREEMENT

Dated this 15th Day of January 1999, between Joseph Dowen of Terracourt Pty Ltd & Save the World Air Inc., (STWA).

Dowen to act as a consultant for the company and supply corporate video production & editing and original words and music for the company's theme song. Also work on the company's web site including design and production.

This agreement is for a period of two years from today's date.

Remuneration for the abovementioned services is to be 30,000 S-8 share options in STWA at .001c in lieu of his services.

Pursuant to this agreement, it is acknowledged and agreed by the Company that consultant carries no professional licenses, and is not agreeing to act as a market maker or render legal advice or perform accounting services, nor act as an investment advisor or broker-dealer within the meaning of applicable state and federal securities laws. It is further acknowledged and agreed by the Company that the services provided to the Company are not rendered in connection with the offer and sale of Securities in a capital raising transaction. Consultant does not undertake as part of this Agreement to provide loans, investments or financing for the Company. Consultant will not perform any activities that could subject Consultant or Company to violations of Federal or applicable state securities law. Consultant is not engaged to act as agent, broker, underwriter, or market maker for the securities of the Company.

Signed and agreed

/s/ Joseph H. Dowen
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Joseph H. Dowen

/s/ Jeffrey A. Muller
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Jeffrey A. Muller
Chairman, Save the World Air, Inc.